Filed Pursuant to Rule 424(b)(3)
File Number 333-131756

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement dated March 6, 2006
to Prospectus declared
effective on February 22, 2006
(Registration No. 333-131756)

IT&E INTERNATIONAL GROUP, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated February 22, 2006.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 1 together with the Prospectus.

This Prospectus Supplement includes the attached Current Report on Form 8-K of IT&E International Group, Inc. filed on March 6, 2006 with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ITER.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 6, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 2, 2006

IT&E International Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California	92075
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     858-366-0970

IT&E International Group
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.1                 Entry into a Material Definitive Agreement

                Effective March 2, 2006, the registrant amended its 2005 Equity Incentive Plan (the “Plan”) to increase the number of shares of common stock available for issuance under the Plan from 7,500,000 to 25,000,000.  The amendment was approved by the written consent of a majority of the shareholders of the registrant on December 1, 2005 and became effective as of March 2, 2006, upon the expiration of the twenty (20) day waiting period prescribed by Rule 14c-2 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

                A copy of the 2005 Equity Incentive Plan, as amended, is attached hereto as Exhibit 10.19.

Item 2.01               Completion of Acquisition of Assets

On December 1, 2005, IT&E International Group, a Nevada corporation, (“IT&E Nevada”) entered into an Agreement and Plan of Merger with IT&E International Group, Inc., a Delaware corporation (“IT&E Delaware”), for the purpose of changing the registrant’s domicile from Nevada to Delaware (the “Reincorporation”).  Prior to the Reincorporation, IT&E Delaware was a wholly-owned subsidiary of IT&E Nevada formed solely for the purpose of effecting the Reincorporation.  The Reincorporation was completed on March 2, 2006.

As a result of the Reincorporation :  (i) IT&E Nevada was merged with and into IT&E Delaware, (ii) IT&E Delaware survived the Reincorporation as the successor in interest and the successor issuer of the registrant, (iii) the Certificate of Incorporation of IT&E Delaware (the “Certificate of Incorporation”) and the Bylaws of IT&E Delaware (the “Bylaws”) survived the Reincorporation and continue as the governing documents of the surviving entity, and (iv) each outstanding share of IT&E Nevada common stock was automatically converted into one (1) share of common stock of IT&E Delaware.

IT&E Delaware is the successor issuer of IT&E Nevada pursuant to Section 12g-3(a) of the Exchange Act.  This Form 8-K is being filed by IT&E Delaware as the initial report of IT&E Delaware to the Securities and Exchange Commission (the “SEC”) and as notice that it is the successor issuer to IT&E Nevada and thereby subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and will hereafter file reports and other information with the SEC.

Item 3.02               Unregistered Sales of Equity Securities

       On March 2, 2006, the registrant issued 11,500 shares of its Series D Convertible Preferred Stock (the “Series D Preferred Stock”) upon the automatic conversion of outstanding promissory notes in the principal amount of $11,500,000 to the holders of such notes.  Each share of Series D Preferred Stock is initially convertible at the option of the holder into 14,285.71 shares of the registrant’s common stock.

The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions by the issuer not involving a public offering.  The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions.  Furthermore, all recipients had adequate access to information about the registrant.

Item 3.03               Material Modification to Rights of Security Holders

                The rights evidenced by the registrant’s common stock have been materially qualified by the issuance of the registrant’s Series D Preferred Stock.  The Series D Preferred Stock is senior to the common stock with respect to liquidation preference.  In addition, the Certificate of Incorporation provides that the registrant may not enter into certain material transactions, including the declaration of a dividend on the common stock, unless holders holding a majority of the Series D Preferred Stock have approved such transaction.

                The Series D Preferred Stock is redeemable by the registrant at a price per share of $0.001 if all of the following conditions are met: (i) the closing price of the common stock of the registrant has traded at or above a price equal to $0.30 for a period of twenty (20) consecutive trading days; (ii) the registrant has achieved pre-tax income per share of common stock (calculated on a fully-diluted basis after giving effect to the issuance of the common stock underlying the Series D Preferred Stock, and using the Treasury Method for options and warrants) of at least $.015 per share for the prior trailing four quarters (excluding any non-recurring extraordinary expenses); and (iii) a majority of the independent non-employee members of the registrant’s Board of Directors (the “Board”) have approved the redemption of the Series D Preferred Stock.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

                Effective as of March 2, 2006, (i) the appointments of Michael Falk and Cecilio Rodriguez as Directors of the registrant by the sitting members of the Board on November 8, 2005 were ratified by written consent of the Majority Shareholders and (ii) Robert Tucker’s appointment to become a Director of the registrant by written consent of the Majority Shareholders on December 1, 2005 was effected.

                In addition, at a Board meeting held February 16, 2006, the Board unanimously appointed Alastair McEwan to fill one of the two remaining vacancies on the registrant’s Board.

       Michael Falk.   Mr. Falk has served as one of the registrant’s directors since November 2005. Mr. Falk is a designee to the Board of the holders of a majority in interest of the Series D Preferred Stock.  Mr. Falk was appointed to serve on the Compensation Committee.

Cecilio Rodriguez.   Mr. Rodriguez has served as one of the registrant’s directors since November 2005. Mr. Rodriguez is a designee to the Board of the holders of a majority in interest of the Series D Preferred Stock.  Mr. Rodriguez was appointed to serve on the Audit Committee.

Robert D. Tucker.     Mr. Tucker is a designee to the Board of the holders of a majority in interest of the Series D Preferred Stock.  Mr. Tucker was appointed to chair the Compensation Committee.

Alastair McEwan.  Mr. McEwan is a designee to the Board of the holders of a majority in interest of the Series D Preferred Stock.  The registrant has not yet determined the committees, if any, to which Mr. McEwan will be appointed.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

                In connection with the Reincorporation, the Certificate of Incorporation and Bylaws of IT&E Delaware became the charter documents of the registrant.  Information concerning these charter documents and how they differ in significant respects from the charter documents of IT&E Nevada, is hereby incorporated by reference to the section entitled “Action #1: The Reincorporation,” under the heading “Difference in Shareholder Rights” found in the registrant’s Information Statement filed February 7, 2006.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits Number	Description
2.2	Agreement and Plan of Merger dated March 2, 2006 by and between IT&E International Group and IT&E International Group, Inc.
3.1	Certificate of Incorporation
3.2	Bylaws
3.3	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock
10.19	2005 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IT&E International Group, Inc.

By:	/s/ Peter Sollenne
Peter Sollenne
Chief Executive Officer

Dated:  March 6, 2006